UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): October 21, 2015

TRUEBLUE, INC.
(Exact Name of Registrant as Specified in Its Charter)

Washington
(State or Other Jurisdiction
of Incorporation)

001-14543	91-1287341
(Commission File Number)	(IRS Employer Identification No.)

1015 A Street, Tacoma, Washington	98402
(Address of Principal Executive Offices)	(Zip Code)
(253) 383-9101
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 21, 2015, TrueBlue, Inc. (the “Company”) entered into an Amended and Restated Executive Employment Agreement (the “Amended Agreement”) with Steven C. Cooper, the Company’s Chief Executive Officer. The Amended Agreement amends and restates Mr. Cooper’s prior employment agreement dated November 16, 2009 (the “Prior Agreement”).

The Amended Agreement provides for the payment to Mr. Cooper of an annual base salary of $650,000, subject to adjustment by the Company’s Board of Directors (the “Board”). The Amended Agreement does not provide for any specific or minimum term or duration and Mr. Cooper’s employment is terminable at will.

The Amended Agreement provides that if the Company terminates Mr. Cooper’s employment without cause or if Mr. Cooper terminates his employment with good reason, subject to certain conditions, Mr. Cooper will receive monthly separation payments for 18 months from the termination date at a rate equal to his base monthly salary at the time of termination. In addition, if the Company terminates Mr. Cooper’s employment without cause or Mr. Cooper terminates his employment with good reason, subject to certain conditions, or if the Board determines in good faith that Mr. Cooper has satisfactorily performed his duties throughout the Transition Period, all of his unvested restricted stock awards will become fully vested on his termination date and all other unvested equity awards will become earned and vested in accordance with the applicable award agreements. Mr. Cooper will also be entitled to receive any short-term or other incentive payments that may be applicable.

The Amended Agreement also provides that if Mr. Cooper’s employment is (i) terminated by mutual agreement upon the Company’s determination that Mr. Cooper has complied with the Amended Agreement, (ii) terminated by the Company without cause, (iii) terminated by Mr. Cooper for good reason, of (iv) terminated by Mr. Cooper with at least one years’ notice to provide for an orderly transition, and in the good faith determination of the Board, Mr. Cooper has formulated and implemented an orderly transition, the Company will generally continue group health plan coverage for Mr. Cooper and his family until the later of the date that Mr. Cooper and his spouse have both reached age 65 or are both eligible for Medicare.

The Amended Agreement also provides that, during a transition period starting on a date determined by the Board and ending on the date the Board publicly names his successor (the “Transition Period”), Mr. Cooper will continue to serve as the Company’s Chief Executive Officer and, among his other duties, will develop a transition plan, assist in identifying and recruiting a successor, transition his duties and responsibilities to the named successor, and provide any other assistance requested to effect an orderly transition.

Further, the Amended Agreement provides that if any payments under the Amended Agreement constitute parachute payments under Internal Revenue Code Section 280G, Mr. Cooper will receive either the payments in full or the payments reduced so that Section 280G does not apply, whichever results in the highest after-tax net value. The Amended Agreement also contains, among other things, provisions covering vacation, confidentiality, duty of loyalty, indemnification, assignment of invention, transition planning and identifying and recruiting a successor, and compliance with law and the Company’s Code of Conduct.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRUEBLUE, INC.
(Registrant)

Date:	October 26, 2015	By:	/s/ James E. Defebaugh
James E. Defebaugh
Executive Vice President, General Counsel and Secretary